Exhibit 99.1

Rio Vista Energy Partners L.P. Receives Nasdaq Notice of Minimum Bid Price Non-Compliance

BROWNSVILLE, Texas—(BUSINESS WIRE)—Rio Vista Energy Partners L.P. (NASDAQ: RVEP), an energy services master limited partnership, announced today that it received on September 16, 2009 written notification from The Nasdaq Stock Market’s Listing Qualification Department stating that, for the last 30 consecutive business days, the closing bid price of Rio Vista’s common units has been below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 5550(a)(2) (the “Rule”). In accordance with Marketplace Rule 5810(c)(3)(A), Rio Vista will be provided with 180 calendar days, or until March 15, 2010, to regain compliance. If at any time before March 15, 2010, the bid price of Rio Vista’s common units closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq staff will provide written notification that Rio Vista complies with the Rule. If compliance with the Rule cannot be demonstrated by March 15, 2010, Nasdaq will issue Rio Vista written notification that its common units are subject to delisting. Rio Vista will also be entitled to an additional 180 calendar day compliance period if Rio Vista can demonstrate that it meets the initial listing standards, with the exception of the Rule, for The Nasdaq Capital Market.

About Rio Vista Energy Partners L.P.

Rio Vista is a master limited partnership engaged in liquid bulk storage, transloading and transportation of chemicals and petroleum products through its assets and operations in Hopewell, Virginia. Penn Octane Corporation (OTCBB: POCC) owns 75% of Rio Vista GP LLC, the general partner of Rio Vista.

Forward-Looking Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding Rio Vista’s ability to meet Nasdaq requirements for continued listing on The Nasdaq Capital Market. There is no assurance that Rio Vista’s will be able to regain compliance in accordance with the Rule. If Rio Vista’s common units were to be delisted from the Nasdaq Capital Market, common unitholders may be negatively impacted. Additional information regarding risks affecting Rio Vista’s business may be found in Rio Vista’s most recent reports on Form 8-K, Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Contacts:
Rio Vista Energy Partners L.P.
Ian T. Bothwell,
760-772-9080